Exhibit 99.2

WILLIAMS-SONOMA, INC.

3250 Van Ness Avenue

San Francisco, CA 94109

CONTACT:
Felix Carbullido
Corporate Public Relations
(415) 402-4056

Beth Potillo-Miller
SVP, Finance & Corporate Treasurer
Investor Relations
(415) 616-8643

PRESS RELEASE

Williams-Sonoma, Inc. Announces Pottery Barn Brands Leadership Changes

San Francisco, CA, March 15, 2017 – Williams-Sonoma, Inc. (NYSE: WSM) announced today that Sandra Stangl, President of the Pottery Barn Brands, is resigning from the company on March 31, 2017, after 23 years of service.

Laura Alber, the company’s President and Chief Executive Officer, said, “On behalf of the board and senior management team, I want to thank Sandra for her many contributions to the company. She provided vision and leadership for the Pottery Barn Brands for more than two decades. Sandra led the Pottery Barn Brands to record revenues and profits and was part of the small teams that created and launched Pottery Barn Kids and PBteen. Her dedication was instrumental as Pottery Barn grew to become the leading multi-channel home furnishings brand in specialty retail.”

Ms. Stangl commented, “I am so proud over the last two decades to have been a part of the Pottery Barn Brands’ mission to bring inspiration home. I am grateful to have had the opportunity to work with one of the most talented and inspiring teams in retail. I thank them for their dedication and look forward to their future successes.”

In the context of Stangl’s resignation and the evolving needs of the business, the company announced that it has restructured the leadership of the Pottery Barn Brands.

•	Marta Benson has been named President of the Pottery Barn brand reporting to Laura Alber.

•	Jennifer Kellor has been named President of the Pottery Barn Kids and PBteen brands reporting to Laura Alber.

•	Jeff Howie has been named Executive Vice President, Chief Administrative Officer, of the Pottery Barn Brands reporting to both Marta and Jennifer.

Marta Benson has served as Executive Vice President, Pottery Barn Merchandising and Visual Merchandising, since 2015, and from 2011 to 2015, she served as Senior Vice President, Business Development. Marta spearheaded Williams-Sonoma, Inc.’s acquisition of Portland-based lighting and house-parts brand Rejuvenation in 2011, and led its integration and growth strategy for four years. Additionally, she conceptualized the internal start-up of Mark and Graham, the company’s high growth personalized gift business, which launched in November 2012. Prior to joining WSI in 2011, Marta served as CEO of Gumps.

Alber stated, “Marta brings 25 years of experience in specialty retail and direct marketing to leading the Pottery Barn brand and its vision of serving as the most inspiring American home design resource.”

Jennifer Kellor has served as Executive Vice President, Pottery Barn Kids and PBteen Merchandising and Visual Merchandising, since 2016. From 2011 to 2016, she served as Senior Vice President, General Merchandise Manager for Pottery Barn Kids, and from 2010 to 2011, she served in a similar role for PBteen. From 1997 to 2010, Jennifer held various positions in the Pottery Barn Brands organization.

Alber noted that, “Jennifer’s 20 years of contributions to the Pottery Barn Brands demonstrate her ability to drive the business of Pottery Barn Kids and PBteen.”

Jeff Howie has served as Executive Vice President, Pottery Barn Brands Inventory Management and Brand Finance, since 2016. From 2013 to 2016, he served as Senior Vice President, Finance and Inventory Management for the Williams Sonoma brand. From 2008 to 2013, he served as Senior Vice President, Inventory Management, for Pottery Barn Kids and PBteen. From 2002 to 2008, Jeff held various Inventory Management positions for Pottery Barn Kids.

Alber added, “During Jeff’s 15 years across several different brands at our company, he has focused on operational excellence. As Chief Administrative Officer for the Pottery Barn Brands, he will continue to drive operational excellence, with a relentless focus on improving the customer experience.”

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements related to the strategies of the Pottery Barn Brands. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include the risk that the strategies of the Pottery Barn Brands will not be successful. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA, INC.

Williams-Sonoma, Inc. is a specialty retailer of high-quality products for the home. These products, representing eight distinct merchandise strategies – Williams Sonoma, Pottery Barn, Pottery Barn Kids, West Elm, PBteen, Williams Sonoma Home, Rejuvenation, and Mark and Graham – are marketed through e-commerce websites, direct mail catalogs and retail stores. Williams-Sonoma, Inc. currently operates in the United States, Canada, Australia and the United Kingdom, offers international shipping to customers worldwide, and has unaffiliated franchisees that operate stores in the Middle East and the Philippines and stores and e-commerce websites in Mexico.

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